Exhibit 99.1

Coach, Inc. Appoints Joshua Schulman President & CEO, Coach Brand

NEW YORK--(BUSINESS WIRE)--April 6, 2017--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today announced the appointment of Joshua Schulman as President and Chief Executive Officer of the Coach brand, effective June 5, 2017. In this newly created role, Mr. Schulman will be responsible for all aspects of the brand globally, reporting directly to Victor Luis, Chief Executive Officer of Coach, Inc. This new leadership structure follows the 2015 acquisition of Stuart Weitzman and is an important step in Coach, Inc.’s evolution as a customer-focused, multi-brand organization.

Mr. Schulman joins Coach from Neiman Marcus Group where he has served as President, Bergdorf Goodman and NMG International. Mr. Schulman joined Neiman Marcus Group in 2012 and assumed additional responsibility for NMG International with the acquisition of MyTheresa.com in 2014. From 2007 until 2012, Mr. Schulman was Chief Executive Officer of Jimmy Choo, Ltd. Prior to Jimmy Choo, Mr. Schulman served in senior executive roles at global retail and luxury brands including, Managing Director, International Strategic Alliances, Gap, Inc., Executive Vice President, Worldwide Merchandising and Wholesale, Yves Saint Laurent, as well as Worldwide Director, Women’s Ready-to-Wear, Gucci.

“I’ve known Josh for many years and had always hoped to attract him to Coach. He lives and breathes our industry and brings a unique blend of brand building and broad retail experience to the company, making him the ideal person for this newly created role” said Victor Luis, Chief Executive Officer of Coach, Inc. “I couldn’t be more excited to have Josh lead the Coach brand.”

“I have been very impressed with the evolution of Coach under Stuart Vevers’s creative direction and Victor Luis’s leadership,” said Joshua Schulman. “I look forward to working with the talented global teams at Coach to build on this transformation, driving growth and relevance for the iconic brand across product categories, channels and geographies.”

Separately, the Company announced that Andre Cohen, currently President, North America and Global Marketing for the Coach brand, will be leaving the company at the end of June to return to Asia with his family. Mr. Cohen, who has been with Coach since 2008, was instrumental in Coach’s development in Asia and has been spearheading the execution of the brand’s transformation strategy in the North American market over the last two years. “Andre has been a great partner to me and a strong leader of our businesses in Asia and North America. I deeply appreciate his friendship and contributions over the last nine years but naturally I respect his family’s decision to return home to Singapore,” added Mr. Luis.

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” “assume,” “plan,” “pursue,” “look forward to,” “on track to return,” “to achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach, Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations